Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 26, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations described in Notes 14 and 19 as to which the date is June 27, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in PDC Energy, Inc.’s Current Report on Form 8-K dated June 28, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 28, 2013